Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES PRICING OF THE INITIAL OFFERING

OF ITS SUBSIDIARY, CEMEX LATAM HOLDINGS, S.A.

MONTERREY, MEXICO, NOVEMBER 6, 2012 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX), announced today that CEMEX Latam Holdings, S.A. (“CEMEX Latam”), a wholly-owned subsidiary of CEMEX España, S.A., has priced its initial offering of 170,388,000 new common shares, at a price of 12,250 Colombian Pesos per common share. The common shares offered by CEMEX Latam include (a) 148,164,000 new common shares offered in a public offering to investors in Colombia and in a concurrent private placement to eligible investors outside of Colombia, and (b) an additional 22,224,000 new common shares offered in such private placement that are subject to a put option granted to the initial purchasers of the private placement during the 30-day period following closing of the offering. After giving effect to the offering, CEMEX España, S.A., would own approximately 70.54% of CEMEX Latam’s outstanding common shares (assuming the initial purchasers do not exercise their put option).

CEMEX Latam’s common shares are listed on the Colombian Stock Exchange (Bolsa de Valores de Colombia S.A.) under the ticker CLH. The closing of the offering is expected to occur on November 15, 2012, subject to satisfaction of customary closing conditions.

The net proceeds to CEMEX Latam from the offering are estimated to be approximately U.S.$1,105.5 million, after deducting estimated underwriting discounts, commissions and offering expenses (assuming the initial purchasers do not exercise their put option and based on the Representative Market Exchange Rate of 1,814.99 Colombian Pesos per U.S. Dollar published on November 6, 2012 by the Colombian Financial Superintendency). CEMEX Latam expects to use the net proceeds to repay indebtedness owed to CEMEX, who, in turn, expects to apply its net proceeds to general corporate purposes, including the repayment of existing indebtedness.

THE REGISTRATION AND LISTING OF CEMEX LATAM’S SHARES IN THE NATIONAL REGISTRY OF SECURITIES AND ISSUERS AND THE COLOMBIAN STOCK EXCHANGE, RESPECTIVELY, AND THE AUTHORIZATION OF THE COLOMBIAN OFFERING BY THE COLOMBIAN FINANCIAL SUPERINTENDENCY DO NOT IMPLY THAT THE COLOMBIAN STOCK EXCHANGE OR THE COLOMBIAN FINANCIAL SUPERINTENDENCY HAVE PASSED UPON CEMEX LATAM’S SOLVENCY OR CREDITWORTHINESS, OR UPON THE ADEQUACY OR ACCURACY OF THE OFFER PRICE. THE COLOMBIAN STOCK EXCHANGE AND THE COLOMBIAN FINANCIAL SUPERINTENDENCY HAVE NOT, IN ANY WAY, CONSIDERED THE MERITS OF THE SHARES OF CEMEX LATAM BEING OFFERED FOR INVESTMENT.

This press release does not constitute or form part of an offer to sell or solicitation of an offer to purchase or subscribe for securities in the United States or in any other jurisdiction. The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or in any other jurisdiction absent registration or an applicable exemption from the registration requirements of the Securities Act or from the registration requirements in any such other jurisdiction.

THERE WILL NOT BE A REGISTRATION WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND NO PUBLIC OFFERING OR BROKERAGE ACTIVITIES MAY BE CONDUCTED IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. The terms of the transactions described herein are subject to change and such change could be significant. No assurance can be given that any such transactions will be consummated on the terms described herein or on other terms, or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release due to changes from time to time in the terms of any such transactions or for any other reason.